(m)(3)(A)

THIRD AMENDED AND RESTATED SHAREHOLDER SERVICE PLAN

VOYA INVESTORS TRUST

Voya Investors Trust (the “Trust”), a Massachusetts business trust registered as a management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), in connection with classes of the Trust’s separate series of shares (the “Series”) listed on the attached Schedule A, hereby appoints Voya Investments Distributor, LLC (the “Shareholder Service Provider”) to provide shareholder services pursuant to this Shareholder Service Plan (the “Plan”).

1.                                      In consideration of the provision of shareholder services and/or account maintenance services to direct or indirect beneficial owners of shares of the single-class Series or shares of the Service 2 Class or Service Class Shares of the multiple-class Series listed on Schedule A  (collectively, the “Service Shares”), the Trust shall pay the Shareholder Service Provider a fee periodically.  Attached hereto as Schedule B is a list of certain types of services which are contemplated to be provided in accordance with this Plan.

2.                                      In consideration of the services under this Plan, the Trust agrees to pay the Shareholder Service Provider monthly a service fee at an annual rate equal to twenty-five basis points (0.25%) of the average daily net asset value of the shares of each single-class Series and the Service 2 Class or Service Class Shares of each multiple-class Series.  For purposes of computing the payment to the Shareholder Service Provider under this paragraph, the average daily net asset value of each Class of Shares each month shall be computed by totaling each Series’ holdings in that Class (Class Share net asset value multiplied by total number of Class Shares) on each business day during the month and dividing by the total number of business days during such period.  The payment to the Shareholder Service Provider under this paragraph shall be calculated by the Trust at the end of each month and will be paid to the Shareholder Service Provider within thirty (30) days thereafter.

3.                                      The Trust shall pay the Shareholder Service Provider the total of the fees calculated for each Series for any period with respect to which such calculations are made within 45 days after the close of such period.

4.                                      The Trust reserves the right to withhold payment with respect to any Class of Shares purchased and redeemed or repurchased by the Trust within seven (7) business days after the date of our confirmation of such purchase.

5.                                      The Shareholder Service Provider shall furnish the Trust at least quarterly a written report as to (i) the amounts paid by the Shareholder Service Provider pursuant to this Plan, and (ii) the purposes for which such expenditures were made, as well as any other information as shall reasonably be requested by the Trustees.

6.                                      Neither the Shareholder Service Provider nor any of its employees or agents are authorized to make any representation concerning shares of the Trust except those contained in the then-current Prospectus or annual or semi-annual reports to shareholders for the Trust, and the Shareholder Service Provider shall have no authority to act as agent for the Trust outside the parameters of this Plan.

7.                                      The Plan may be terminated at any time without payment of any penalty by vote of a majority of the Independent Trustees (as that term is defined in the Prospectus for the Trust) on not more than sixty (60) days’ written notice.

8.                                      The Plan may not be assigned to any person who is not an affiliate of the Shareholder Service Provider without our written consent.

9.                                      The Shareholder Service Provider shall comply with all applicable state and Federal laws and the rules and regulations of authorized regulatory agencies.

10.                               The Plan and any Schedule hereto may not be revised except by mutual written agreement between the parties and any material amendment to the Plan must be approved by a vote of a majority of the Independent Trustees.  This Plan may be revised only upon 60 days’ written notice or upon such shorter notice as the parties may mutually agree.

11.                               All communications to the Trust shall be sent to:

Voya Investors Trust

7337 E. Doubletree Ranch Rd.

Suite 100

Scottsdale, AZ 85258

Attention:  Chief Counsel

Any notice to the Shareholder Service Provider shall be sent to:

Voya Investments Distributor, LLC

7337 E. Doubletree Ranch Rd.

Suite 100

Scottsdale, AZ 85258

Attention:  Chief Counsel

12.                               This Plan shall be construed in accordance with the laws of the State of Delaware provided that nothing herein shall be construed in a manner inconsistent with the Investment Company Act of 1940, as amended or the rules or orders of the Securities and Exchange Commission thereunder, and shall be interpreted and construed to further and promote the operation of the Trust as an open-end investment company.

13.                               The provisions of this Plan are severable as to each Series, and any action to be taken with respect to this Plan shall be taken separately for each Series affected by the matter.>

14.                               The provisions of this Plan are severable for each class of shares of the Series and if the provisions of the Plan applicable to a particular class of shares are terminated, the remainder of the Plan provisions application to the other remaining classes shall not be invalidated thereby and shall be given full force and effect.

Plan last amended on the following date:  September 10, 2015

SCHEDULE A OF SERIES

with respect to the

THIRD AMENDED AND RESTATED SHAREHOLDER SERVICE PLAN

for

VOYA INVESTORS TRUST

Class
Series	Service	Service 2

VY® BlackRock Inflation Protected Bond Portfolio	X	N/A
VY® Clarion Global Real Estate Portfolio	X	X
VY® Clarion Real Estate Portfolio	X	X
VY® FMRSM Diversified Mid Cap Portfolio	X	X
VY® Franklin Income Portfolio	X	X
Voya Global Perspectives Portfolio	X	N/A
Voya High Yield Portfolio	X	X
VY® Invesco Growth and Income Portfolio	X	X
VY® JPMorgan Emerging Markets Equity Portfolio	X	X
VY® JPMorgan Small Cap Core Equity Portfolio	X	X
Voya Large Cap Growth Portfolio	X	X
Voya Large Cap Value Portfolio	X	X
Voya Limited Maturity Bond Portfolio	X	N/A
Voya Liquid Assets Portfolio	X	X
VY® Morgan Stanley Global Franchise Portfolio	X	X
Voya Multi-Manager Large Cap Core Portfolio	X	N/A
VY® T. Rowe Price Capital Appreciation Portfolio	X	X
VY® T. Rowe Price Equity Income Portfolio	X	X
VY® T. Rowe Price International Stock Portfolio	X	N/A
VY® Templeton Global Growth Portfolio	X	X
Voya U.S. Stock Index Portfolio	X	X

Schedule A of Series last amended on the following date:  September 10, 2015

SCHEDULE B

TO THE SHAREHOLDER SERVICE PLAN RELATING

TO VOYA INVESTORS TRUST

The types of shareholder services which may be compensated pursuant to the Plan include, but are not necessarily limited to, the following:

1.                                      Teleservicing support in connection with existing investments in the Portfolios;

2.                                      Delivery and responding to inquiries respecting Trust prospectuses, reports, notices, proxies and proxy statements and other information respecting the Portfolios;

3.                                      Facilitation of the tabulation of variable contract owners’ votes in the event of a meeting of Trust shareholders;

4.                                      The conveyance of information relating to shares purchased and redeemed and share balances to the Trust, its transfer agent, or the Shareholder Service Provider as may be reasonably requested;

5.                                      Provision of support services including providing information about the Trust and its Portfolios and answering questions respecting the Trust and its Portfolios, including questions respecting variable contract owners’ interest in one or more Portfolios; and

6.                                      Provision of other services as may be agreed to from time to time.